Metal Pounds Sold (mm of pounds)
Adjusted EBITDA ($ in mm)

General Cable

Historical Performance
Metal Pounds Sold and Adjusted EBITDA – Excluding Venezuela
$5.6 $4.7 $4.1
Revenue
Ex-Venezuela
($ in bn)
$5.8 $6.2
Exhibit 99.3
$0
$50
$100
$150
$200
$250
$300
$350
0
200
400
600
800
1,000
1,200
1,400
North America Europe Row Ex-Venezuela
Adj. EBITDA
928 908
983
1,100
1,291
$196
$273
$289
$314
$328
2009 2010 2011 2012 2013

Non-GAAP Measures

Adjusted EBITDA, metal pounds sold excluding Venezuela, and revenues excluding Venezuela are “non-GAAP financial measures” as defined under the rules of the SEC. These are supplemental financial measures that are not prepared in accordance with GAAP. Our non-GAAP financial measures may not be comparable to those of other companies, including those in our industry. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Management believes that these non-GAAP financial measures are useful in analyzing the underlying operating performance of the business.

	Year ended December 31,
(Dollars in millions)	2009	2010	2011	2012	2013
Net income (loss)	$37.1	$56.2	$54.5	$4.0	$(18.1)
Income tax provision (benefit)	35.7	45.9	38.6	78.6	38.8
Interest expense, net	83.0	71.6	91.5	100.3	118.0
Loss on extinguishment of debt	7.6	—	—	9.3	—
Other (income)/expense	(7.0)	28.1	31.7	2.9	66.7
Noncontrolling interests in consolidated affiliates	7.7	7.1	0.9	5.7	7.7
Equity in net earnings of affiliated companies	(0.9)	(1.4)	(2.9)	(1.7)	(1.7)
Preferred stock dividends	0.3	0.3	0.3	0.3	0.3

Operating income	163.5	207.8	214.6	199.4	211.7
Depreciation and amortization	111.3	105.8	115.0	117.4	133.5

EBITDA	274.8	313.6	329.6	316.8	345.2
Noncontrolling interests in consolidated affiliates	(7.7)	(7.1)	(0.9)	(5.7)	(7.7)
Equity in net earnings of affiliated companies	0.9	1.4	2.9	1.7	1.7
ROW adjustments	—	—	—	22.1	—
Legal and tax assessments	—	—	—	—	4.8
Severance charges	—	—	—	6.3	4.6
Restatement, forensic and acquisition costs	—	—	—	9.0	14.1
Submarine cable business	—	—	—	15.6	11.7
UK pension termination charge	—	—	—	6.1	—
Restructuring activities	—	—	—	—	3.0
Mexico impairment	—	—	—	—	14.0
European commission	—	—	—	—	—
Goodwill/intangible asset impairment	—	—	—	—	—
Venezuelan (income)/loss	(72.5)	(35.3)	(42.5)	(57.9)	(63.2)

Total adjustments	(79.3)	(41.0)	(40.5)	(2.8)	(17.0)

Adjusted EBITDA	$195.5	$272.6	$289.1	$314.0	$328.2

For the years ended December 31, 2013, December 31, 2012, December 31, 2011, December 31, 2010 and December 31, 2009, total revenues from our Venezuelan subsidiary were $232.0 million, $233.3 million, $194.8 million, $147.1 million and $225.6 million, respectively. For the years ended December 31, 2013, December 31, 2012, December 31, 2011, December 31, 2010 and December 31, 2009, total metal pounds sold in Venezuela were 21.9 million, 25.7 million, 22.8 million, 24.4 million and 22.1 million, respectively.